Exhibit 5.1
Brent B. Siler
+1 202 728 7040
bsiler@cooley.com

January 27, 2017
Cerecor Inc.
400 E. Pratt Street, Suite 606
Baltimore, Maryland 21202

Ladies and Gentlemen:
We have acted as counsel to Cerecor Inc., a Delaware corporation (the “Company”), and you have requested our opinion with respect to certain matters in connection with the offering by the Company of the number of authorized but unissued shares having aggregate sale proceeds of up to $12,075,338 (the “Shares”) of the Company’s common stock, par value $0.001 (the “Common Stock”), to be issued pursuant to the Registration Statement on Form S-3 (File No. 333-214507) originally filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on November 8, 2016, and amended on December 1, 2016, and declared effective by the Commission on December 7, 2016 (the “Registration Statement”), the related prospectus dated December 7, 2016, included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement to be filed with the Commission pursuant to Rule 424(b) of the rules and regulations of the Act (the “Prospectus Supplement”). The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.” The Shares are to be sold by the Company in accordance with the Equity Distribution Agreement, dated January 27, 2017, by and between the Company and Maxim Group LLC, as described in the Prospectus Supplement.
In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Agreement, the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, as amended, each as currently in effect, and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. We have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies thereof; and the accuracy, completeness and authenticity of certificates of public officials. Further, we have assumed that, upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding and committed to be issued will not

January 27, 2017 Page Two

exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Amended and Restated Certificate of Incorporation, as it is then in effect and that the proceeds from the sale of each of the Shares will be equal to at least its par value and that the Company’s Board of Directors or a duly authorized committee thereof has approved the specific issuance of the Shares.
Our opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. Our opinion is based on the law as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly authorized and when sold and issued against payment therefor in accordance with the terms of the Agreement, the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.
We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to a current report on Form 8-K of the Company and to the incorporation by reference of this opinion in the Registration Statement.
Sincerely,
COOLEY LLP

By: /s/ Brent B. Siler